EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of January 5, 2009 (the “Effective Date”), by and between Arbinet-thexchange, Inc. a Delaware corporation with its headquarters located in New Brunswick, New Jersey (the “Employer”), and Dan Powdermaker (the “Executive”).  In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1.           Employment.  The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.           Capacity.

(a)           Subject to the terms and conditions of this Agreement, the Executive shall serve the Employer as Senior Vice President Sales and Marketing.  The Executive shall also serve the Employer in such additional offices incidental to such position as the Executive may be requested to serve by the Chief Executive Officer of the Employer (the “Chief Executive Officer”).  In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Chief Executive Officer.

3.           Compensation and Benefits.  The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)           Salary.  For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000), subject to increase from time to time in the discretion of the Board of Directors of the Employer (the “Board of Directors”) or the Compensation Committee of the Board of Directors (the “Compensation Committee”).  The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b)           Bonus.  Beginning with the fiscal year ending 2009, the Executive shall be entitled to participate in an annual incentive program established by the Board of Directors or the Compensation Committee with such terms as may be established by the Board of Directors or the Compensation Committee and mutually and reasonably agreed by the Executive; provided, that the Executive will have the opportunity to earn up to Eighty Percent (80%) (the “Target Percentage”) of his Salary then in effect in bonus compensation annually; provided, further, that the Executive will have the opportunity to earn more than or less than the Target Percentage in bonus compensation based upon underachievement or overachievement of either the Employer’s or the Executive’s performance objectives or both.  The overall corporate financial objectives established for the Executive shall be no more or less favorable to the Executive than the financial objectives established for the other senior executives of the Employer.

(c)           Regular Benefits.  The Executive shall also be entitled to participate in any qualified retirement plans, deferred compensation plans, supplemental retirement plans, stock option and incentive plans, stock purchase plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for all or most of its senior executives.  Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan.  Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan that may be in effect from time to time.

(d)           Equity Grants:  The Executive shall be eligible to participate in the Employer’s 2004 Stock Option Plan, as amended (the “2004 Plan”).  Under the 2004 Plan and subject to the approval of the Board of Directors or the Compensation Committee, the Employer shall initially grant the Executive an option to purchase 225,000 shares of the Employer’s common stock (the “Initial Grant”).  Concurrent with the execution of this Agreement, the Employer and the Executive shall enter into a Non-Qualified Stock Option Agreement which is attached hereto as Exhibit A (the “Equity Agreement”).

(e)           Additional Benefits.  The Employer shall provide the following additional benefits to the Executive:

(i)           Vacation.

(A)           For fiscal year 2009, the Executive shall be entitled, as of the date hereof, to 27 working days’ Paid Time Off to be taken at such time or times as may be agreed with the Chief Executive Officer.

(B)           Upon termination of his employment for whatever reason he shall, if appropriate, either be entitled to salary in lieu of any accrued vacation entitlement that has not been taken or be required to repay to the Employer any salary received in respect of vacation taken in excess of his proportionate vacation entitlement.  For the purposes of calculating such payment in lieu or such repayment, a day’s paid vacation shall be taken to be the Executive’s Salary divided by 260.

(ii)           Reimbursement of Business Expenses.  The Employer shall reimburse the Executive for all reasonable expenses incurred by him in performing services during the term of this Agreement, in accordance with the Employer’s policies and procedures for its senior executive officers, as in effect from time to time.

(iii)           Indemnification.  From and after the date hereof, Executive will be included under the Employer’s directors and officers liability insurance policy, with the same coverage as is provided to other directors or officers of the Employer in respect of their service to the Employer, and such coverage will continue without interruption for so long as the Employer, or its successors and assigns, maintains such coverage for its officers and directors.

(iv)           Legal Fees.  The Employer shall reimburse the Executive for all reasonable and documented attorney and professional fees incurred by the Executive in connection with the negotiation and review of the terms of employment and this Agreement.

(f)           Exclusivity of Salary and Benefits.  The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

4.           Extent of Service.  During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Chief Executive Officer, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement.  The Executive shall not engage in any other business activity, except as may be approved by the Chief Executive Officer; provided that nothing in this Agreement shall be construed as preventing the Executive from:

(a)           investing the Executive’s assets in any company or other entity in a manner not prohibited by Section 7(d) and in such form or manner as shall not require any material activities on the Executive’s part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

(b)           engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

(c)           serving as the President of [Strongheart Construction]; provided that in the event such service should impair Executive’s ability to perform his duties as set forth above, Executive shall, at his option, take either a working day paid vacation or a working day unpaid to attend to such duties.

5.           Termination.  The Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 5.

(a)           Termination by the Employer for Cause.  The Executive’s employment under this Agreement may be terminated by the Employer for Cause (as defined below) without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive.  Only the following shall constitute “Cause” for such termination:

(i)           the Executive’s willful misconduct in the performance of his duties to the Employer, or the Executive’s willful failure to implement any lawful policy of the Employer;

(ii)           the Executive’s conviction of or plea of guilty or any plea other than “not guilty” to a felony;

(iii)           the violation by the Executive of any material provision of this Agreement, which either is not cured within ten (10) days after written notice is given to the Executive by the Employer or constitutes a habitual breach; or

(iv)           the Executive’s dishonesty, misappropriation or fraud with regard to the property of the Employer or its affiliates.

(b)           Termination by the Executive for Good Reason.  The Executive’s employment under this Agreement may be terminated by the Executive for Good Reason (as defined below).  For purposes of this Agreement, “Good Reason” shall mean that that the Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events:

(i)           a substantial diminution or other substantive adverse change, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties;

(ii)           an involuntary material reduction in the Executive’s base salary;

(iii)           a breach by the Employer of any of its other material obligations under this Agreement, or

(iv)           a material change in the geographic location at which the Executive must perform his services.

“Good Reason Process” shall mean that: (A) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (B) the Executive notifies the Employer in writing of the occurrence of the Good Reason event within 90 days of the occurrence of such event; (C) the Executive cooperates in good faith with the Employer’s efforts, for a period not less than 30 days following such notice, to modify the Executive’s employment situation in a manner acceptable to the Executive and the Employer; and (D) notwithstanding such efforts, one or more of the Good Reason events continues to exist and has not been modified in a manner acceptable to the Executive.  If the Employer cures the Good Reason event in a manner acceptable to the Executive during the 30 day period, Good Reason shall be deemed not to have occurred.

(c)           Termination by the Employer without Cause.  Subject to the payment of Termination Benefits (as defined below), the Executive’s employment under this Agreement may be terminated by the Employer without Cause upon written notice to the Executive.

(d)           Death.  The Executive’s employment with the Employer shall terminate upon his death.

(e)           Disability.  If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 30 nonconsecutive days or more within any six (6) month period, the Board of Directors may, upon ten (10) days prior written notice, terminate the Executive’s employment hereunder.  Notwithstanding any such termination, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to six (6) months, and the Executive’s employment may be terminated by the Employer at any time thereafter.  If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Employer’s determination of such issue shall be binding on the Executive.  Nothing in this Section 6(e) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

6.           Compensation Upon Termination.

(a)           Termination Generally.  If the Executive’s employment with the Employer is terminated for any reason during the term of this Agreement, the Employer shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid Salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Employer (the “Accrued Benefit”).

(b)           Termination by the Employer Without Cause Before a Change of Control.  In the event of termination of the Executive’s employment with the Employer before a Change of Control pursuant to Section 6(c) above and subject to the Executive’s agreement to a release of any and all legal claims in a form satisfactory to the Employer (excluding any indemnification or other obligations hereunder which survive termination of this Agreement), the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”):

(i)           a lump sum payment equal to one times the Executive’s Salary at the rate then in effect pursuant to Section 3(a);

(ii)           an amount equal to any employer contribution that would have been made by the Employer pursuant to any retirement plan of the Employer on the Executive’s behalf had the Executive remained employed by the Employer during the twelve-month period following the date of termination, assuming the Executive contributed the maximum amount to the plan; and

(iii)           continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) for twelve (12) months or until the Executive commences employment, if earlier, subject to payment of premiums by the Executive at the active employees’ rate.

Notwithstanding the foregoing, the amounts paid to the Executive under Section 6(b)(ii) and Section 6(b)(iii) shall not exceed $25,000 in the aggregate.  The Employer’s liability for severance pursuant to Section 6(b)(i) shall be reduced by the amount of any severance pay paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer. Notwithstanding the foregoing, nothing in this Section 6(b) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 6(b)(iii) ceases.  The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the benefits continuation period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the benefits continuation period.

(c)           Termination by the Employer with Cause.  If the Executive’s employment is terminated by the Employer with Cause under Section 5(a), the Employer shall have no further obligation to the Executive other than payment of his Accrued Benefit.

(d)           Termination by the Employer without Cause or by the Executive for Good Reason following a Change of Control.  In the event of termination of the Executive’s employment with the Employer pursuant to Section 5(b) or Section 5(c) above within twelve (12) months following a Change of Control and subject to the Executive’s agreement to a release of any and all legal claims in a form satisfactory to the Employer (excluding any indemnification or other obligations hereunder which survive termination of this Agreement), the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”):

(i)           a lump sum payment equal to one times the Executive’s Salary at the rate then in effect pursuant to Section 3(a);

(ii)           a lump sum payment equal to the bonus compensation paid to the Executive in immediately preceding fiscal year;

(iii)           an amount equal to any employer contribution that would have been made by the Employer pursuant to any retirement plan of the Employer on the Executive’s behalf had the Executive remained employed by the Employer during the twelve-month period following the date of termination, assuming the Executive contributed the maximum amount to the plan; and

(iv)           continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) for twelve (12) months or until the Executive commences employment, if earlier, subject to payment of premiums by the Executive at the active employees’ rate.

Notwithstanding the foregoing, the amounts paid to the Executive under Section 6(d)(iii) and Section 6(d)(iv) shall not exceed $25,000 in the aggregate.  The Employer’s liability for severance pursuant to Section 6(d)(i) shall be reduced by the amount of any severance pay paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer. Notwithstanding the foregoing, nothing in this Section 6(d) shall be construed to affect the Executive’s right to receive COBRA continuation entirely at the Executive’s own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive’s right to cost sharing under Section 6(d)(iv) ceases.  The Executive shall be obligated to give prompt notice of the date of commencement of any employment during the benefits continuation period and shall respond promptly to any reasonable inquiries concerning any employment in which the Executive engages during the benefits continuation period.

(e)           Definition of Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean:

(i)           a merger, consolidation or other reorganization approved by the Employer’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Employer’s outstanding voting securities immediately prior to such transaction; or

(ii)           a stockholder-approved liquidation, dissolution, sale, transfer or other disposition of all or substantially all of the Employer’s assets; or

(iii)           the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 Act, as amended (the “Exchange Act”) (other than the Employer or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Employer) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Employer’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Employer or the acquisition of outstanding securities held by one or more of the Employer’s existing stockholders.

(f)           Payment of Termination Benefits.  Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s termination of employment, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months after the Executive’s separation from service, or (ii) the Executive’s death, and the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section 7(f).  Any such deferred payment shall earn simple interest calculated at the short-term applicable federal rate in effect on the date of the Executive’s separation from service.  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

7.           Confidential Information, Noncompetition and Cooperation.

(a)           Confidential Information.  As used in this Agreement, “Confidential Information” means information belonging to the Employer which is of value to the Employer in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Employer.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer.  Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive’s employment.  Confidential Information also includes the confidential information of others with which the Employer has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Executive’s duties under Section 7(b) or (ii) otherwise known by the Executive other than by reason of his employment hereunder; provided that the source of such information is not known by the Executive to have disclosed such information in violation of an obligation of confidentiality owed to the Employer.

(b)           Confidentiality.  The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information.  At all times, both during the Executive’s employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive’s duties to the Employer.

(c)           Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employer.  The Executive will return to the Employer all such materials and property as and when requested by the Employer.  In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason.  The Executive will not retain any such material or property or any copies thereof after such termination.

(d)           Noncompetition and Nonsolicitation.  During the term of this Agreement and for one (1) year thereafter, the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as defined below); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Employer (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Employer); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Employer.  The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Employer’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.  For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in any jurisdiction where the Employer and/or its affiliates conduct such business as of the date Executive’s employment terminates, and shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the date of the termination of the Executive’s employment with the Employer, which is competitive with any business which the Employer or any of its affiliates conducts or proposes to conduct at any time during the employment of the Executive.  Notwithstanding the foregoing, (i) the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business.

(e)           Third-Party Agreements and Rights.  The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.  The Executive represents to the Employer that the Executive’s execution of this Agreement, the Executive’s employment with the Employer and the performance of the Executive’s proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party.  In the Executive’s work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)           Litigation and Regulatory Cooperation.  During and after the Executive’s employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer.  The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times.  During and after the Executive’s employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer.  The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(g)           Injunction.  The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 8, and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

8.           Consent to Jurisdiction.  The parties hereby consent to the jurisdiction of the Superior Court of the State of New Jersey and the United States District Court for the District of New Jersey.  Accordingly, with respect to any such court action, the parties (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

9.           Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

10.          Assignment; Successors and Assigns, etc.  Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

11.          Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.          Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.          Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

14.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

15.           Governing Law.  This is a New Jersey contract and shall be construed under and be governed in all respects by the laws of the State of New Jersey, without giving effect to the conflict of laws principles of such State.  With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

16.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, this Employment Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.

ARBINET-THEXCHANGE, INC.

By:	/s/ Shawn F. O'Donnell
Name: Shawn F. O’Donnell
Title: President and Chief Executive Officer

/s/Dan Powdermaker
Dan Powdermaker